Exhibit 10.14

THIRD AMENDMENT TO CREDIT AGREEMENT

THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of May 20, 2011, is entered into by and among INFUSYSTEM HOLDINGS, INC., a Delaware corporation (“Holdings”), INFUSYSTEM, INC., a California corporation (“InfuSystem”) and FIRST BIOMEDICAL, INC., a Kansas corporation (“FBI” and together with Holdings and InfuSystem, the “Borrowers” and each individually a “Borrower”), BANK OF AMERICA, N.A. in its capacity as an Administrative Agent and as a Lender (“Agent”) and the other lenders party hereto (collectively, together with the Agent in its capacity as a Lender, the “Lenders”).

WHEREAS, the Borrowers and the Agent and the Lenders are parties to that certain Credit Agreement dated as of June 15, 2010 as amended by (i) that certain First Amendment to Credit Agreement dated as of January 27, 2011 and (ii) that certain Second Amendment to Credit Agreement dated as of April 1, 2011 (the “Existing Credit Agreement” and as such Existing Credit Agreement is amended by this Amendment, the “Amended Credit Agreement”);

WHEREAS, the Borrowers have requested that the Agent and the Lenders modify the Existing Credit Agreement in certain respects and the Agent and Lenders have agreed to amend the terms of the Existing Credit Agreement on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows.

SECTION 1

DEFINED TERMS

Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Existing Credit Agreement.

SECTION 2

AMENDMENT TO EXISTING CREDIT AGREEMENT

The definition of “EBITDA” contained in Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the definition in its entirety and substituting the following therefor:

““EBITDA” means, with respect to any Person, during any period, net income, less income or plus loss from discontinued operations and extraordinary items, plus, to the extent deducted in computing net income and without duplication, the sum of (i) income taxes, (ii) Interest Charges, (iii) depreciation, (iv) depletion and amortization, (v) non-cash compensation expense, (vi) all other non-cash charges, provided that, for purposes of this subclause (vi), any non-cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made (but excluding, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period), (vii) out of pocket expenses incurred in connection with the FBI Purchase, this Agreement and the other Loan Documents in an amount not to exceed $1,000,000, (viii) charges in connection with severance payments made during such period to the extent such charges are acceptable to the Required Lenders; plus or minus (as applicable) any non-cash losses or gains from unrealized changes in the fair market value of warrants, Swap Contracts and other derivatives, which gains or losses would be reflected on the Consolidated statement of operations of Holdings and its Subsidiaries plus (ix) with respect to EBITDA of the Borrowers for the fiscal quarter ended September 30, 2009, an aggregate amount equal to $877,285.00 in respect of severance payments made by the Borrowers during such fiscal quarter plus (x) with respect to EBITDA of the Borrowers for the fiscal quarter ended June 30, 2011, an aggregate amount of up to $1,900,000.00 in respect of one-time tax reimbursement compensation payments by Holdings to certain of its directors to the extent such payments were accrued during the quarter ended December 31, 2010 and paid in cash during the quarter ended June 30, 2011.”

SECTION 3

REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to the Agent and Lenders that:

3.1 Due Authorization, etc. The execution and delivery by it of this Amendment and the performance by it of its obligations under the Existing Credit Agreement are duly authorized by all necessary corporate action, do not require any filing or registration with or approval or consent of any governmental agency or authority, do not and will not conflict with, result in any violation of or constitute any default under any provision of its certificate or articles of incorporation, as applicable, or by-laws or those of any of its Subsidiaries or any material agreement or other document binding upon or applicable to it or any of its Subsidiaries (or any of their respective properties) or any material law or governmental regulation or court decree or order applicable to it or any of its Subsidiaries, and will not result in or require the creation or imposition of any Lien in any of its properties or the properties of any of its Subsidiaries pursuant to the provisions of any agreement binding upon or applicable to it or any of its Subsidiaries.

3.2 Validity. This Amendment has been duly executed and delivered by such Borrower and, together with the Existing Credit Agreement, are the legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms subject, as to enforcement only, to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of the rights of creditors generally.

3.3 Representations and Warranties. The representations and warranties contained in Article V of the Existing Credit Agreement are true and correct on the date of this Amendment in all material respects (except for those that are qualified by “materiality” or “Material Adverse Effect”, in which case such representations and warranties shall have been true and correct in all respects), except to the extent (a) that such representations and warranties solely relate to an earlier date or (b) have been changed by circumstances permitted by the Existing Credit Agreement.

SECTION 4

CONDITIONS PRECEDENT

The amendment to the Existing Credit Agreement set forth in Section 2 of this Amendment shall become effective upon satisfaction of all of the following conditions precedent:

4.1 Receipt of Documents. Agent shall have received all of the following, each in form and substance satisfactory to Agent:

(a) Amendment. A counterpart original of this Amendment duly executed by Borrowers.

(b) Secretary’s Certificate. A certificate of the secretary of each Borrower dated the date hereof or such other date as shall be acceptable to Agent, substantially in the form of Exhibit A to this Amendment.

4.2 Other Conditions. No Event of Default or Default shall have occurred and be continuing.

SECTION 5

MISCELLANEOUS

5.1 Warranties and Absence of Defaults. In order to induce the Agent and Lenders to enter into this Amendment, Borrowers hereby warrant to the Agent and each Lender, as of the date of the actual execution of this Amendment (a) no Event of Default or Default has occurred which is continuing as of such date and (b) the representations and warranties in Section 3 of this Amendment are true and correct.

5.2 Documents Remain in Effect. Except as amended and modified by this Amendment, the Existing Credit Agreement and the other documents executed pursuant to the Existing Credit Agreement remain in full force and effect and each Borrower hereby ratifies, adopts and confirms its representations, warranties, agreements and covenants contained in, and obligations and liabilities under, the Existing Credit Agreement and the other documents executed pursuant to the Existing Credit Agreement.

5.3 Reference to Loan Agreement. On and after the effective date of this Amendment, each reference in the Existing Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import, and each reference to the “Loan Agreement” in any Loan Documents, or other agreements, documents or other instruments executed and delivered pursuant to the Existing Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

5.4 Headings. Headings used in this Amendment are for convenience of reference only, and shall not affect the construction of this Amendment.

5.5 Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

5.6 Expenses. Borrowers agree, jointly and severally, to pay on demand all reasonable out-of-pocket costs and expenses of Agent (including reasonable fees, charges and disbursements of Agent’s attorneys) in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. In addition, Borrowers agree, jointly and severally, to pay, and save Agent and each Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Amendment, the borrowings under the Amended Credit Agreement, and the execution and delivery of any instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, in each case to the same extent required under the Credit Agreement. All obligations provided in this Section 6.6 shall survive any termination of this Amendment or the Amended Credit Agreement.

5.7 Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable laws, but if any provision of this Amendment shall be prohibited by or invalid under such laws, such provisions shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

5.8 Successors. This Amendment shall be binding upon Borrowers, Agent, each Lender and their respective successors and assigns, and shall inure to the benefit of Borrowers, Agent, each Lender and the successors and assigns of the Agent and such Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered at Chicago, Illinois as of the date first above written.

BORROWERS:

INFUSYSTEM HOLDINGS, INC.		FIRST BIOMEDICAL, INC.

By:	/s/ JAMES FROISLAND	By:	/s/ JAMES FROISLAND
Name:	James Froisland	Name:	James Froisland
Title:	CFO	Title:	CFO

INFUSYSTEM, INC.

By:	/s/ JAMES FROISLAND
Name:	James Froisland
Title:	CFO

AGENTS AND LENDERS:

BANK OF AMERICA, N.A., in its capacity as Administrative Agent,

By:	/s/ ROSANNE PARSILL
Name:	Rosanne Parsill
Title:	Vice President

BANK OF AMERICA, N.A., in its capacity as a Lender

By:	/s/ SOPHIA LOVE
Name:	Sophia Love
Title:	Senior Vice President

KEYBANK NATIONAL ASSOCIATION, in its capacity as a Lender

By:	/s/ SUKANYA V. RAJ
Name:	Sukanya V. Raj
Title:	Vice President & Portfolio Manager

SECRETARY’S CERTIFICATE

To:	Bank of America, N.A., as administrative agent

This Certificate is being furnished pursuant to Section 4.1(b) of that certain Third Amendment to Credit Agreement (the “Amendment”), dated as of May 20, 2011 by and among INFUSYSTEM HOLDINGS, INC., a Delaware corporation (“Holdings”), INFUSYSTEM, INC., a California corporation (“InfuSystem”) and FIRST BIOMEDICAL, INC., a Kansas corporation (“FBI” and together with Holdings and InfuSystem, the “Borrowers” and each individually a “Borrower”), BANK OF AMERICA, N.A. in its capacity as an Administrative Agent and as a Lender (“Agent”) and the other lenders party thereto (collectively, together with the Agent in its capacity as a Lender, the “Lenders”), which amends that certain Credit Agreement dated as of June 15, 2010 as amended by (i) that certain First Amendment to Credit Agreement dated as of January 27, 2011 and (ii) that certain Second Amendment to Credit Agreement dated as of April 1, 2011 (the “Existing Credit Agreement” and as the Existing Credit Agreement is amended and modified by the Amendment, the “Amended Credit Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Amendment.

The undersigned, Secretary of each Borrower, hereby certifies on behalf of such Borrower, that:

1. Such Borrower has adopted resolutions sufficient to authorize the proper officers of such Borrower to execute and deliver the Amendment in the name and on behalf of such Borrower, and each of them is authorized to cause such Borrower to borrow funds under the Amended Credit Agreement. Such resolutions have not been rescinded or amended and are in full force and effect on and as of the date hereof.

2. Other than the resolutions referred to in clause 1 above, there is no corporate action, consent or governmental approval required for the execution, delivery and performance by such Borrower of the Amendment or any other document, instrument or agreement contemplated by the Amendment.

3. The following named persons were duly elected to, and are validly acting in, the offices listed opposite each of their names and are authorized to execute on behalf of and in the name of each Borrower the Amendment and any and all other agreements, instruments or documents contemplated by the Amendment, and their respective signatures set forth below are their genuine signatures.

Name	Title	Signature

James Froisland	Chief Financial Officer	/s/ James M. Froisland

Janet Skonieczny	Secretary	/s/ Janet Skonieczny

Sean McDevitt	Chief Executive Officer	/s/ Sean McDevitt

4. I know of no proceeding for the dissolution or liquidation of any Borrower or threatening the existence of any Borrower.

5. There have been no amendments to the Articles or Certificates of Incorporation or to the By-laws of any Borrower since the date of the certified copies thereof provided to you in connection with the execution of the Existing Credit Agreement.

6. Agent and the Lenders may rely on this Certificate until advised by a like certificate of any changes herein.

IN WITNESS WHEREOF, I have executed this Certificate on May 20, 2011.

By:	/s/ Janet Skonieczny
Name:	Janet Skonieczny
Title:	Secretary

I, the undersigned, Chief Executive Officer of each Borrower, DO HEREBY CERTIFY that Janet Skonieczny is the duly elected and qualified Secretary of such Borrower, and the signature above is a genuine signature.

WITNESS my hand this 20 day of May, 2011.

By:	/s/ Sean McDevitt
Name:	Sean McDevitt
Title:	Chief Executive Officer